EXHIBIT 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Jim Anderson, Chairman and CEO
John Gelp, Chief Financial Officer
(763) 553-9300

ZOMAX ANNOUNCES SETTLEMENT OF ILOGISTIX LITIGATION AND

 RETURN OF ESCROW MONIES

MINNEAPOLIS, MN. . .April 14, 2003. . .Zomax Incorporated (Nasdaq: ZOMX) today announced the settlement of the litigation regarding iLogistix and the return of 100% of its escrow deposit in the amount of $3.9 million, plus accrued interest. As part of the settlement, no damages, fees, or costs will be awarded to either party.

As previously reported, iLogistix commenced an action against Zomax in March, 2002, alleging that Zomax’ termination of an agreement for the purchase of iLogistix’ assets was in violation of the purchase agreement. The suit had sought unspecified damages and claimed that the termination of the agreement triggered the right of iLogistix to the escrow deposit. Zomax answered the claims and filed a counterclaim against iLogistix seeking a return of the escrow deposit and the payment of interest, attorney’s fees, and costs.

The settlement of the action and the return of the escrow monies will have no material impact on the Company’s Statement of Operations.

About Zomax:

Zomax helps companies more efficiently bring their products and content to market worldwide. The Company enhances the process of sourcing, production, and fulfillment through a modular suite of supply chain outsourcing services. These services include “front-end” E-commerce support, customer contact center and customer support solutions; DVD authoring services; CD and DVD mastering; CD and DVD replication; supply chain and inventory management; graphic design; print management; assembly; packaging; warehousing; distribution and fulfillment; and RMA processing. The Company’s Common Stock is traded on the Nasdaq Stock Market under the symbol “ZOMX”.

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